Exhibit 99.1

News Release
First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul Clemens (Investors) EVP and Chief Financial Officer First Midwest Bancorp, Inc. (630) 875-7347

TRADED: NASDAQ Global Select Market SYMBOL: FMBI		Cynthia Lance (Media) EVP and Corporate Secretary First Midwest Bancorp, Inc. (630) 875-7345

www.firstmidwest.com

FIRST MIDWEST BANCORP, INC.

HIRES PRESIDENT AND CHIEF OPERATING OFFICER OF FIRST MIDWEST BANK

ITASCA, IL, JUNE 13, 2011 – First Midwest Bancorp, Inc. (“First Midwest” or the “Company”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, today announced that on June 20, 2011 Mark G. Sander will join First Midwest as President and Chief Operating Officer of First Midwest Bank and Senior Executive Vice President of the Company.

“I am extremely pleased to welcome Mark to First Midwest,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Mark’s proven leadership skills, extensive commercial banking expertise and market knowledge will be of tremendous value as we look to maximize the many market opportunities available to us.”

“I look forward to joining the First Midwest team,” said Mr. Sander. “First Midwest has a well-deserved reputation as a strong and trusted financial partner, committed to meeting the needs of its clients. The Company is well positioned for long term success and I am excited to be a part of a highly respected organization that has so much opportunity ahead of it.”

Mr. Sander brings over 30 years of commercial banking experience in the metro Chicago market to First Midwest. Since August 2009, Mr. Sander served as Executive Vice President, and head of Commercial Banking at Associated Banc-Corp and its subsidiary, Associated Bank. Prior to joining Associated, Mr. Sander led Commercial Banking for the Midwest Region at Bank of America from October 2007 to February 2009. From 1980 to 2007, Mr. Sander held a number of leadership positions in commercial banking at LaSalle Bank, N.A. and its parent, ABN AMRO Bank, N.V., including Corporate Executive Vice President.

In his role as President and Chief Operating Officer of First Midwest Bank, Mr. Sander will have direct management responsibility for the operating performance of the Bank, including oversight of the Company’s commercial, retail and wealth management lines of business. Mr. Sander will serve as a Director of First Midwest Bank.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located primarily in metropolitan Chicago. First Midwest was recently recognized as having the “Highest Customer Satisfaction with Retail Banking in the Midwest” according to the J.D. Power and Associates 2011 Retail Banking Satisfaction StudySM. The Bank is also recognized by the Chicago Tribune as one of the top 20 best places to work in Chicago among large employers.

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